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[O'MELVENY & MYERS LLP LETTERHEAD]                                   EXHIBIT 5.1

                                      July 24th 1996

Writers Direct Dial Number
(310) 553-6700                                                   Our File Number
                                                                 884,097-026

Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

Dear Ladies and Gentlemen:

            In connection with the registration of up to 8,912,500 shares of Class A Common Stock of Univision Communications Inc. (the "Company"), par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission on June 19, 1996, to be sold by the Company, you have requested our opinion with respect to the matters set forth below.

            We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinion expressed below.

            We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto for the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

            Subject to the foregoing and in reliance thereon, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares as contemplated in the Registration Statement and the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, the Shares will be validly issued, fully paid and non-assessable.




                                                /s/ O'Melveny & Myers LLP